EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1895 Date: April 29, 2004

Georgia-Pacific Contacts: Media -- Greg Guest 404-652-4739 Robin Keegan 404-652-4713 Investors -- Meg Nollen (404) 652-4720 Richard Perkins (404) 652-4721

GEORGIA-PACIFIC REPORTS STRONG FIRST QUARTER 2004 RESULTS

● ● ●	Net sales increase 18 percent Record first quarter profits in building products manufacturing Stronger second quarter expected

           ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) today reported first quarter 2004 net income of $147 million (57 cents diluted earnings per share) compared with a net loss of $30 million (12 cents diluted loss per share) for the first quarter 2003.

           First quarter 2004 net income was $163 million (63 cents diluted earnings per share) before previously reported pretax charges of $26 million ($16 million after tax, or 6 cents diluted loss per share) for losses on early extinguishment of debt.

           In addition, earnings in the first quarter 2004 included $36 million ($23 million after tax, or 9 cents diluted loss per share) of stock-based compensation expense primarily due to appreciation of Georgia-Pacific's common stock price. Also, with the announcements of the sale of its non-integrated pulp operations and building products distribution business, Georgia-Pacific ceased depreciation of the related assets, resulting in lower depreciation expense for the first quarter 2004 of $9 million ($6 million after tax, or 2 cents diluted earnings per share).

           "The exceptional strength across our building products businesses continued to drive significant improvements in our year-over-year earnings for the first quarter," said A.D. "Pete" Correll, Georgia-Pacific chairman and chief executive officer. "We expect to deliver even stronger second quarter results, based on improving conditions in our consumer products, packaging and bleached paper businesses, combined with continued momentum in building products."

-more-

News

The company's first quarter 2003 net loss was $5 million (2 cents diluted loss per share) before the following unusual items:

●

A pretax charge of $74 million ($47 million after tax, or 19 cents diluted loss per share) for the impairment of tissue and pulp assets related to the closure of tissue manufacturing operations at Old Town, Maine;

● A pretax charge of $10 million ($6 million after tax or 2 cents diluted loss per share) for other unusual items, including severance and closure costs; and
●

An after-tax credit of $28 million (11 cents diluted earnings per share) for the cumulative effect of adopting Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations."

           Georgia-Pacific's net sales were $5.2 billion for the quarter ending April 3, 2004, up 18 percent when compared with $4.4 billion in the first quarter 2003. Net sales for 2004 and 2003 exclude results from the non-integrated pulp facilities, which, as previously announced, are being sold to Koch Cellulose LLC, and are reported as Discontinued Operations in all periods.

North America Consumer Products

           The North America consumer products segment includes the company's retail and away-from-home tissue businesses. Familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates, containers and cutlery.

           The segment recorded a first quarter 2004 operating profit of $122 million versus $123 million in first quarter 2003. Included in the first quarter 2004 results were pretax charges of $2 million, primarily for employee severance costs at Green Bay, Wis. First quarter 2003 results included a $25 million pretax charge for asset impairment charges at Old Town.

           "As expected, our launches of improved Brawny paper towels and Quilted Northern bath tissue continued in earnest during the first quarter and resulted in greater advertising, promotions and distribution expenses. The marketplace is responding very favorably to these new products," Correll said. "Our retail tissue shipments were up from a year ago, primarily due to increased sales to fast-growing mass retail, club and dollar stores.

           "The away-from-home tissue business remained very competitive during the first quarter and prices were lower despite higher shipments than a year ago. Across the North American consumer products business, our costs for raw materials, energy and distribution increased year over year. To help offset these higher costs, we announced price increases set to take effect in the second and third quarters in both retail and away-from-home consumer products, including tissue, towels, napkins and Dixie products," he said.

-more-

News

International Consumer Products

           The international consumer products segment markets both retail and away-from-home products such as bathroom and facial tissue, handkerchiefs and paper towels, as well as tabletop products for foodservice in Europe and other locations. Market-leading brands include Lotus®, Moltonel®, Colhogar®, Tenderly® and Delica®.

The segment recorded a first quarter 2004 operating profit of $58 million, compared with $43 million during the same quarter a year ago.

           The first quarter 2004 results include a credit of $4 million for the reversal of severance reserves. Changes in the currency exchange rate between the U.S. dollar and the Euro since the first quarter of 2003 accounted for approximately $8 million of the improvement.

           "The international consumer products business performed better than a year ago, helped in part by our ongoing efficiency and cost improvements. The weakness of the U.S. dollar reduced the segment's pulp costs in local currencies and increased its operating profit. Prices were weaker than a year ago, and shipments were up 5 percent due to seasonal factors," said Correll.

Packaging

           Georgia-Pacific's packaging segment includes four containerboard manufacturing facilities and 57 converting operations. Its Color-Box subsidiary is the leading litho-laminated corrugated manufacturer in North America.

The segment recorded an operating profit of $45 million in the first quarter 2004, compared with $59 million in the first quarter 2003.

           "Box prices for the quarter were lower than a year ago, which was offset somewhat by higher shipment volumes," Correll said. "Prices in this business have consistently fallen since first quarter a year ago, and there are now signs that they reached their trough in the first quarter 2004. Demand showed definite signs of improvement near the quarter's end.

"Overall, box shipments rose approximately 5 percent, while prices were about 5 percent lower than a year ago. Operating rates were dramatically better than the same quarter last year."

Bleached Pulp and Paper

The bleached pulp and paper segment is comprised of the company's pulp, bleached board and communication papers businesses as well as its 40 percent minority ownership in Unisource.

-more-

News

           The segment recorded a first quarter 2004 operating loss of $20 million, compared with an operating loss of $43 million in the first quarter 2003, which included a pretax charge of $49 million for asset impairment at the Old Town facility. Results no longer include the non-integrated pulp facilities at New Augusta, Miss., or Brunswick, Ga. Those operations are now reported as Discontinued Operations and had an after-tax profit of $5 million in the first quarter 2004. In the first quarter 2003, those operations recorded a $7 million after-tax loss. Results from 2003 have been revised to reflect the discontinued status of these operations.

           "Conditions in the bleached pulp and paper segment remained tough in the first quarter, with white paper prices down nearly 9 percent from first quarter 2003 in a higher-cost environment," Correll said. "Shipments of white paper were slightly higher than a year ago as many customers made purchases before already-announced price increases take effect during the second quarter. We believe continued gains in office employment and the weaker dollar will help this business during the balance of the year."

Building Products Manufacturing

The building products manufacturing segment includes the company's structural panels, gypsum, lumber, industrial wood products and chemical manufacturing businesses.

           The segment recorded first quarter 2004 operating profit of $263 million versus an operating loss of $17 million in the first quarter 2003. Included in the first quarter 2004 results were $2 million in employee severance costs at the Gloster, Miss., and Russellville, S.C., plywood facilities. In the first quarter 2003, the company closed a particleboard facility at Oxford, Miss., and a sawmill at Wakefield, Va., resulting in total pretax charges of approximately $7 million.

           "Following a strong fourth quarter 2003 performance, our building products manufacturing business achieved record first quarter operating profits this year," Correll said. "Demand for building products remained very strong, especially for the first quarter. Year over year, plywood prices were up 52 percent, oriented strand board prices improved 115 percent and softwood lumber prices rose more than 12 percent. Shipments of these products were higher as well. The record pace of housing starts and strong sales of existing homes, combined with favorable winter weather, continued to fuel this remarkable recovery in our building products manufacturing business. We are not seeing any evidence of inventory building among dealers and distributors.

           "In addition, we remain very pleased with the growth in our specialty building products, such as the Dens® line of gypsum panels, sales of which grew nearly 40 percent compared with the same quarter a year ago. To meet the increasing demand for Dens products, we restarted our gypsum facility at Savannah, Ga., during the quarter exclusively to produce Dens panels."

Building Products Distribution

The building products distribution segment is the leading business of its kind in North America, supplying lumber and building materials to dealers as well as large do-it-yourself warehouses.

-more-

News

The segment reported an operating profit of $58 million in the first quarter 2004 compared with an operating profit of $3 million in the same quarter a year ago.

           During the first quarter 2004, Georgia-Pacific reached an agreement to sell this segment to a new company owned by Cerberus Capital Management L.P., and members of the distribution business' management team. The overall transaction is valued at approximately $810 million, which assumes $630 million of working capital at closing. Georgia-Pacific also will enter into a six-year agreement for the distribution business to continue purchasing structural panels, lumber and other building products manufactured by Georgia-Pacific.

Georgia-Pacific expects the transaction to result in net after-tax proceeds of approximately $780 million, which will be used to reduce debt.

Other

The company's Other segment primarily includes unallocated corporate expenses and the elimination of intersegment sales.

           The segment reported first quarter 2004 expenses of $116 million compared with expenses of $68 million for the same period in 2003. Included in the 2004 results were a $26 million charge for the early extinguishment of debt, a $36 million charge for stock-based compensation expenses, and a $15 million translation gain associated with foreign borrowings. Included in the first quarter 2003 results were a $1 million charge for stock compensation, a $4 million translation loss and an unusual $3 million charge for the adoption of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation."

           "Looking forward, our building products businesses are well-positioned to continue their outstanding performance as we enter the strongest season for construction. There also are clearly emerging signs that business conditions for consumer products and packaging are improving," Correll said. "Effectively realizing the price increases we have announced to customers will be the key to offsetting the increased costs we're experiencing in our consumer products, packaging and paper businesses.

           "We are successfully executing our asset rationalization plan, which will generate a significant amount of cash for debt reduction during the second quarter. In addition, we continue to pursue reductions in operating and overhead costs as we stay focused on generating investment-grade financial performance.

"As economic conditions strengthen, we are in excellent shape to maximize our opportunities for continued profit improvements," Correll concluded.

           Georgia-Pacific management will participate in a live audio Webcast beginning at 10 a.m. Eastern time today. To access the Webcast, visit www.gp.com and follow the link. The Webcast will contain a supplemental presentation that also will be available for download.

-more-

News

           Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and marketers of tissue, packaging, paper, building products and related chemicals. With 2003 annual sales of more than $20 billion, the company employs approximately 60,000 people at 400 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates, containers and cutlery. Georgia-Pacific's building products business has long been among the nation's leading suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

           Certain statements contained in this release, including statements regarding the company's expected business outlook, anticipated levels of demand and pricing, and future economic conditions are forward-looking statements (as such term is defined under the federal securities laws), based on current expectations, and are subject to risks and uncertainties. Actual results could differ materially as a result of a number of factors including, but not limited to, the success of the branding and marketing strategies we are pursuing for our consumer products, the realization of announced price increases for many of our products, continued strength in new home building, the effect of general economic conditions on the demand for consumer products, building products, and pulp and paper, the corresponding level of demand for and cost of wood fiber, wastepaper, energy and other costs, the effect of changes in the productive capacity of manufacturers of competitive products, unanticipated expenditures with respect to environmental, safety and health laws, our ability to continue to reduce debt, the current military action in Iraq and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and other factors listed in Georgia-Pacific Corporation's Securities and Exchange Commission filings, including its report on Form 10-K for the fiscal year ended Jan. 3, 2004.

A tabulation of results for Georgia-Pacific Corp. follows:

GEORGIA-PACIFIC CORPORATION Operating Highlights (In millions, except per share amounts) (unaudited)

	First Quarter

	2004	2003

NET SALES
North America consumer products	$1,342	$1,288
International consumer products	542	473
Packaging	675	689
Bleached pulp and paper	532	516
Building products manufacturing	1,652	1,225
Building products distribution	1,264	875
Other[1]	(785)	(628)

Total net sales	$5,222	$4,438

OPERATING PROFIT (LOSS)
North America consumer products	$122	$123
International consumer products	58	43
Packaging	45	59
Bleached pulp and paper	(20)	(43)
Building products manufacturing	263	(17)
Building products distribution	58	3
Other	(116)	(68)

Total operating income	410	100
Interest expense	(197)	(204)

Income (loss) from continuing operations before income taxes	213	(104)
(Provision) benefit for income taxes	(71)	53

Income (loss) from continuing operations, net of taxes	142	(51)
Income (loss) from discontinued operations, net of taxes	5	(7)

Income (loss) before accounting change	147	(58)
Cumulative effect of accounting change, net of taxes	-	28

Net income (loss)	$147	$(30)

Basic per share:
Income (loss) from continuing operations, net of taxes	$0.56	$(0.20)
Income (loss) from discontinued operations, net of taxes	0.02	(0.03)

Income (loss) before accounting change	0.58	(0.23)
Cumulative effect of accounting change, net of taxes	-	0.11

Net income (loss)	$0.58	$(0.12)

Diluted per share:
Income (loss) from continuing operations, net of taxes	$0.55	$(0.20)
Income (loss) from discontinued operations, net of taxes	0.02	(0.03)

Income (loss) before accounting change	0.57	(0.23)
Cumulative effect of accounting change, net of taxes	-	0.11

Net income (loss)	$0.57	$(0.12)

Average number of shares outstanding:
Basic	253.5	250.1
Diluted	257.4	250.1

1Primarily intersegment sales elimination.

7

	GEORGIA-PACIFIC CORPORATION Reconciliation of Earnings Before Unusual Items and Accounting Changes (In millions) (unaudited)

	First Quarter 2004				First Quarter 2003

	Income (loss) from continuing operations, net of taxes	Income (loss) from discontinued operations, net of taxes	Net income (loss)	Diluted earnings (loss) per share	Income (loss) from continuing operations, net of taxes	Income (loss) from discontinued operations, net of taxes	Net income (loss)	Diluted earnings (loss) per share

Income (loss) as reported	$ 142	$ 5	$ 147	$ 0.57	$ (51)	$ (7)	$ (30)	$ (0.12)

Loss on early extinguishment of debt	16	-	16	0.06	-	-	-	-

Impairment of Old Town, Maine
tissue and pulp assets	-	-	-	-	47	-	47	0.19

Other unusual items including
severance and closure costs	-	-	-	-	6	-	6	0.02

Adoption of SFAS No. 143	-	-	-	-	-	-	(28)	(0.11)

Income (loss) before unusual items
and accounting change	$ 158	$ 5	$ 163	$ 0.63	$ 2	$ (7)	$ (5)	$ (0.02)

Income (loss) before unusual items and accounting change is net income (loss) reported under generally accepted accounting principles ("GAAP") excluding the after tax effect of items considered by management to be unusual, along with the after tax effect of adopting new accounting standards. We believe that this measure emphasizes our core ongoing operations and that it is useful to investors enabling them to perform meaningful comparisons of past and present operating results. We believe that using this information along with net income (loss) provides for a more complete analysis of results of operations. Net income (loss) is the most directly comparable GAAP measure.

8

Notes to Operating Highlights

1.

During the first quarter of 2004, Georgia-Pacific called $243 million of its 9.875% debentures due Nov. 1, 2021, and $250 million of its 9.625% debentures due March 15, 2022, and recorded a pretax charge of $26 million for call premiums and to write off deferred debt issuance costs which are included in Other on the Operating Highlights.

2.

On Feb. 26, 2004, the company announced that it reached a definitive agreement for Koch Cellulose, LLC ("Koch"), a wholly owned subsidiary of Koch Industries, Inc. to acquire the company's non-integrated pulp mills at Brunswick, Ga., and New Augusta, Miss., for $610 million, including the assumption of $73 million of indebtedness. This business is reported as discontinued operations.

3.

On April 4, 2003, Georgia-Pacific announced the closure of tissue-manufacturing and converting operations at its Old Town, Maine, mill. In connection with this closure, the company determined that the value of related tissue assets and certain pulp assets at this location was impaired. Accordingly, in the first quarter of 2003, the company recorded a pretax impairment charge to earnings in the North America consumer products segment and bleached pulp and paper segment of $25 million and $49 million, respectively.

4.

Effective in the first quarter of 2003, the company adopted Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"), and recorded an after tax credit of $28 million for the cumulative effect of adopting this accounting standard.

9